Exhibit 21.1

BENSON HILL, INC.
SUBSIDIARIES OF REGISTRANT
The Registrant, Benson Hill, Inc., a Delaware corporation, has no parent
The following are subsidiaries of the Registrant
(as of December 31, 2023)

Subsidiary Name	Country or State of Incorporation
Benson Hill Biosystem do Brasil—Inovacao Tecnologica LTDA	Brazil
Benson Hill Fresh, LLC	Delaware
Benson Hill Holdings, Inc.	Delaware
Benson Hill Ingredients, LLC	Delaware
Benson Hill Seeds Holding, Inc.	Delaware
Benson Hill Seeds, Inc.	Delaware
BHB Holdings, LLC	North Carolina
Dakota Dry Bean Inc.	North Dakota
DDB Holdings, Inc.	Delaware
J&J Southern Farms, Inc.	Florida